Exhibit 23







                 Independent Auditors' Consent

The Board of Directors
Franklin Manufacturing Company
d/b/a Franklin Electronics Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325,
33-64852, 33-47454, 33-81430, and 33-92288) and Form S-3 (Nos. 33-61166,
33-63399, 333-01919, 333-13883, 333-44597, 333-23843, 333-50393, and 333-52861)
of Unique Mobility, Inc. of our report dated May 1, 1998, relating to the balance sheets of Franklin Manufacturing Company d/b/a Franklin Electronics Company as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the Current Report on Form 8-K/A of Unique Mobility, Inc.

                                   /s/ KPMG Peat Marwick LLP

St Louis, Missouri
June 24, 1998